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WidePoint Corporation NYSEAM:WYY

FQ3 2024 Earnings Call Transcripts

Wednesday, November 13, 2024 9:30 PM GMT

Table of Contents

Call Participants

EXECUTIVES

Jason Holloway
Executive VP & Chief Revenue Officer

Jin H. Kang
President, CEO & Director

Robert J. George
Executive VP & CFO

ANALYSTS

Barry Sine
Litchfield Hills Research, LLC

Scott Christian Buck
H.C. Wainwright & Co, LLC, Research Division

Presentation

Operator

Good afternoon, and welcome to WidePoint's Third Quarter 2024 Earnings Conference Call. My name is Ali, and I will be your operator for today's call.

Joining us for today's presentation are WidePoint's President and CEO, Jin Kang; Chief Revenue Officer, Jason Holloway; and Chief Financial Officer, Robert George. Following their remarks, we will open up the call for questions from WidePoint's publishing analysts and major investors. If your questions were not taken today and you would like additional information, please contact WidePoint's Investor Relations team at wyy@gateway-grp.com.

Before we begin, I would like to provide WidePoint's safe harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and future performance of WidePoint Corporation that involves risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the company's Form 10-Q filed with the Securities and Exchange Commission.

Finally, I would like to remind everyone that this call will be available for replay via a link in the Investor Relations section of the company's website at www.widepoint.com.

Now I would like to turn the call over to WidePoint's President and CEO, Mr. Jin Kang. Sir, the floor is yours.

Jin H. Kang
President, CEO & Director

Thank you, operator, and good afternoon, everyone. Thank you for joining us today to review our financial results for the third quarter ended September 30, 2024. I am pleased to report consistent year-over-year improvements in our financial results as we maintain effective cost management and build on our year's momentum. We closed the third quarter with revenues of $34.6 million and 9 months revenue of $104.9 million, both reflecting an approximate 35% increase over the same period in 2023. We achieved our 29th consecutive quarter of positive adjusted EBITDA and the fourth consecutive quarter of positive free cash flow.

Adjusted EBITDA for the quarter totaled $574,000, up 149% from last year, while the 9-month figure rose to $1.9 million, a significant increase from the $387,000 in the same period last year. Free cash flow also grew by 120% to $511,000 for the quarter compared to a negative $391,000 in the same quarter last year, with 9 months results improving 394% to $1.9 million compared to negative $590,000 in the previous year.

The growth in these figures continues to stem from the implementation of new customers, judicious cost management and strong contribution from each of WidePoint solution lines and our strategic partnership, investment, certification and accreditation that continue to separate WidePoint from competitors in our space.

As highlighted in last quarter's call, early in the third quarter, we successfully developed, tested and authenticated our proprietary MobileAnchor derived Digital Credential Solution that delivers the most secure level of multifactor authentication solution to our customers' applications and services via their smartphones. We're already seeing strong demand for this product as we signed 2 new contracts in the third quarter, primarily high-margin SaaS revenue.

MobileAnchor presents WidePoint a robust opportunity to capture a large share of the mobile digital credential segment.

Again, this solution enables WidePoint to deliver the most secure identity management solution on smartphones, ensuring cyber interactions are protected by the most secure multifactor authentication solution available on the market today.

MobileAnchor's capabilities are a technological leap forward and positions WidePoint ahead of our competitors who lack similar solutions, which is on brand with our broader ongoing strategy of capturing work away from our competitors.

Next, we recently received an encouraging update regarding our pending FedRAMP authorization with our status moving to the in-process finalization phase. To reiterate, obtaining FedRAMP authorization is another key technological investment that will enhance our solution offerings and strengthen WidePoint's competitive position in the market. This authorization will also position us more favorably for the upcoming $1.5 billion CWMS 3.0 recompete and the $60 billion NASA SEWP VI contract.

Jason will provide additional updates on our preparation efforts for these 2 contracts, but we believe our past performance on similar contracts, qualifications, certification and accreditations positions us to be a winner for both contracts.

We anticipate being granted the FedRAMP authorized status in the coming months. However, with the holiday season upon us, it could be delayed. We will continue to monitor the review process and provide any status updates as quickly as possible.

In the third quarter, we saw over 39 contractual actions resulting in approximately $15.2 million in contract value. This includes the previously mentioned MobileAnchor contracts, multiple managed mobility solutions or MMS contracts with leading transportation, insurance and health care companies as well as a major MMS program for a new federal civilian agency. We also implemented a major customer in Q3, which is expected to add material managed services revenue in the fourth quarter.

Our investments in sales and marketing continue to pay dividends, and our strategy remains focused on capturing high-margin contracts while differentiating WidePoint's offering to take business away from our competitors. The success of this approach was apparent in our gross margin, excluding carrier services this quarter, which increased to 38% compared to 35% last year. Bob will provide further elaboration on the gross margin improvements in his prepared remarks.

Regarding Spiral 4, we continue to receive initial RFQs and are actively establishing administrative arrangements with the Navy, along with vendor agreements for services and equipment. We are still in the early stages of Spiral 4, and thus, it will take some time for us to see meaningful impact on our financial performance. However, these efforts are laying the groundwork and positioning us to capture valuable work when the time comes.

And as previously mentioned, our unique solution set, strategic partnership, technological innovation like MobileAnchor, implementation of our program management office model and sales and marketing strategy continue to differentiate WidePoint from our competitors on Spiral 4. We will continue to provide updates as they arise.

Lastly, as of September 30, 2024, our contract backlog stood at $300 million. Our sales pipeline remains strong and healthy across all sectors we have presence in, and we expect to further increase our backlog as opportunities across our portfolio of billion dollar contracts continues to expand.

With that, I will now hand it over to Jason, who will speak further into sales and marketing efforts and our growing sales pipeline. Jason?

Jason Holloway
Executive VP & Chief Revenue Officer

Thanks, Jin, and good afternoon, everyone.

To reiterate Jin's point earlier, WidePoint's proprietary MobileAnchor has gained notable momentum and demand in the federal market. To date, MobileAnchor has been integrated into 2 federal agencies. There are additional federal agencies that are currently in pilot mode, including a federal agency tied directly to K-12. We are cautiously optimistic that these additional agencies will be using MobileAnchor in the near-term. Additionally, capturing meaningful work through the $2.7 billion Navy Spiral 4 contract and pursuing the $60 billion NASA SEWP VI contract will be a center of focus for the newly created PMOs.

I am excited to report that WidePoint has entered into a new DaaS or Device as a Service strategic partnership with one of the most respected systems integrators in the industry. WidePoint has excellent past performance with this specific systems integrator, and we are honored that this systems integrator chose WidePoint to be a key component of their Device as a Service program.

WidePoint's proprietary platform, Intelligent Technology Management System is strongly being considered to be the system of record for the program. This program will also allow us to showcase some of our capabilities that are the result of our acquisition of IT Authorities.

Lastly, I want to report that our pursuit of the CWMS DHS 3.0 recompete remains one of the highest priorities. We are honored to have an outstanding program manager leading the effort, along with a new deputy program manager to ensure that every aspect of excellent customer service is being accomplished.

WidePoint has some of the most dedicated personnel on site at DHS, providing outstanding services. I would also like to recognize those dedicated WidePoint team members currently deployed at our newly implemented program with the civilian agency that we recently announced. This new client is one of the largest implementations that WidePoint has ever conducted, and I am happy to report that initial start-up and implementation has gone smoothly, and we are now in full operation mode.

As mentioned in last quarter's call, we will remain focused on driving innovation and our technological capabilities to enhance our competitive edge, diversify our service offerings and position ourselves to secure more contracts. Our pipeline is a byproduct of the development of WidePoint's proprietary software products, and we look forward to announcing future innovation.

With that, I will now turn the call over to Bob to discuss our third quarter financial results. Bob?

Robert J. George
Executive VP & CFO

Thanks, Jason, and thanks to everyone for joining us today.

I'm pleased to share the details of our financial results for the third quarter and the 9 months ended September 30, 2024. Our performance this quarter was again ahead of our forecast as we continue to deliver year-over-year improvements. We are pleased to announce that we are on track to meet the higher end of our guidance for the year.

Total revenues for the quarter were $34.6 million, an increase of $8.9 million or 35% from the $25.7 million reported for the same period last year. Our 9-month revenues were $104.9 million, an increase of $27.1 million or 35% from the

$77.8 million in the same period last year.

Now I'll provide a further breakdown of our third quarter and 9 months revenues. Our carrier services revenue for the quarter was $22.4 million, an increase of $7.8 million compared to the same period in 2023. Carrier services revenue for the 9-month period was $62.2 million, an increase of $19.7 million compared to the same period last year. Our managed services fees for the quarter were $8.5 million, an increase of $400,000 compared with the same period in 2023. For the 9-month period, our managed services fees were $26.4 million, an increase of $4.5 million from the same period last year. The increase in both carrier services and managed services revenue was a result of recognition of revenue from new federal contracts signed at the end of 2023.

Billable service fees for the quarter were $1.7 million, an increase of $114,000 compared to the same period in 2023. For the 9-month period, billable services fees were $4.1 million, a decrease of $564,000 in the same period last year. The increase in the quarter was due to more billable positions for an agency under our CWMS new contract.

The decrease for the 9-month period was due to less project work earlier in the year for our federal government customers and lower fees in Europe. Reselling and other services in the third quarter were $2 million, an increase of $600,000 from the same period last year. For the 9-month period, reselling and other services were $12.2 million, an increase of $3.4 million from the same period last year. The increase in both periods was due to increased demand and sales activity for items we resell to our federal and commercial customers. Reselling and other services are transactional in nature and the amount and timing of revenue may vary significantly from period to period.

Gross profit for the third quarter was $4.7 million or 14% of revenues compared to $3.9 million or 15% of revenues in the same period in 2023. Gross profit for the 9-month period was $14.3 million or 14% of revenues compared to $11.6 million or 15% of revenues in 2023. The more significant metric of gross profit percentage, excluding carrier services, increased to 38% in the third quarter compared to 35% in the same period last year.

For the 9-month period, gross profit percentage, excluding carrier services, was 33%, which is consistent with the same period last year. The increase in gross margin percentage, excluding carrier services for the third quarter is due to higher managed services revenue and less reselling revenue in the third quarter than in previous quarters this year. Our gross profit percentage will vary from period to period based on our revenue mix.

Sales and marketing expenses in the third quarter was $500,000 or 2% of revenues and remained relatively constant with the same period last year. Sales and marketing expenses for the 9-month period were $1.7 million or 2% of revenues compared to $1.5 million and 2% of revenues in the same period last year.

We expect to see further dollar increases here as we continue to invest in sales and marketing efforts, though we expect sales and marketing to be lower as a percentage of revenues in the future. General and administrative expenses in the third quarter were $4.3 million or 12% of revenues compared to $3.9 million or 16% of revenues in the same period of 2023. General and administrative expenses in the 9-month period were $13.3 million or 13% of revenue compared to $11.7 million or 15% of revenue in 2023. The dollar increase during 2024 primarily relates to general inflationary pressures, including increased compensation expenses compared to the same period last year. We expect general and administrative expenses to increase as our business grows, but remain constant or lower as a percentage of revenues.

Net loss for the second quarter improved by $496,000 to a net loss of $425,200 or a loss of $0.04 per share compared to a net loss of $921,100 or a loss of $0.10 per share for the same period last year. Net loss for the 9-month period improved by $1.1 million to a net loss of $1.6 million or a loss of $0.17 per share compared to a net loss of $2.7 million or a loss of $0.31 per share in the same period last year.

Moving to the balance sheet. We ended the quarter with $5.6 million in cash compared to $4 million at the end of the second quarter. The improvement in our cash balance was primarily due to the reduction of unbilled receivables. We are

making progress on this front, and we are continuing to increase our efforts in this area to further reduce our unbilled receivables. The implementation of several new customers has created a lag in unbilled receivables, but with increased efforts, we see this issue reaching resolution towards the end of this year. As a reminder, we also have additional liquidity options available with our revolving line of credit facility with $4 million of potential borrowing capacity, although we do not anticipate having to rely on that facility.

This completes my financial summary. For a more detailed analysis of our financial results, please refer to our Form 10-Q, which was filed prior to this call.

With that, I'll turn the call back over to Jin.

Jin H. Kang
President, CEO & Director

Thank you, Bob, and thank you, Jason.

As Jason mentioned, our new Device as a Service partnership is a promising opportunity. And while still in its early stages we are seeing significant traction among commercial customers. We believe our investment in this area will yield high returns, especially considering the high-margin nature of this opportunity. We look forward to sharing further updates in 2025.

Additionally, we now know the outcome of the presidential election. As we have stated in previous calls, the solutions that we provide are considered essential services, and therefore, we anticipate minimal impact on our operations with respect to our governmental business. Also, given the critical nature of these services we provide within the cybersecurity and mobility management sectors, we see further potential for growth with our current customers. Also, given the amount of attention the immigration issue has received during this election cycle, DHS may receive additional mission scope and funding that could provide tailwinds for our current work with DHS. That said, we will continue to monitor the situation closely as there could potentially be broader impact in the federal government budget with the change in the presidential administration.

Lastly, I'd like to reiterate our guidance where we expect revenues to range between $120 million and $133 million, adjusted EBITDA range between $2.1 million and $2.4 million and free cash flow to range between $2 million and $2.3 million. Based on our current financial performance, we are trending toward the higher end of the guidance range. We remain committed to driving sustainable growth, improving our margin profile and with the goal of achieving positive earnings per share in 2025.

That concludes our prepared remarks, and we will now take questions from our analysts and major shareholders. Operator, will you please open the call for questions?

Question and Answer

Operator

[Operator Instructions]. Our first question is coming from Barry Sine with Litchfield Hills Research.

Barry Sine
Litchfield Hills Research, LLC

You mentioned the impact of the election. I wanted to ask a couple of questions on that. Let me throw them all out. First of all, if you could go back to the prior Trump administration, 2017 to 2021, I know that included Census and COVID. But if you could talk about underlying trends that you saw at that time. Then also big focus, we just saw the implementation of the Department of Government Efficiency. I would think efficiency is what WidePoint Services does, so if you could talk about that. Have you given any thought to changing your marketing message around government efficiencies?

Jin H. Kang
President, CEO & Director

Okay, thank you, Barry. Thank you for calling in from tomorrow. In terms of the Census Project, the Census Project is a decennial census. So we are seeing some activity on that front for the 2030 Census, some small bits of work that's coming out of the Census Program, nothing material, but we are buying for that. Hopefully, we'll have some additional news, award news in the coming months.

In terms of COVID, I think that changed the dynamic in the working environment. Still most people are still working from remote areas and they also have hybrid working environment. So we don't see the number of devices that are logging into our customers' infrastructure is going to decline as a result of people going back to their work locations in a hybrid mode. So they'll have both the off-site remote work and in-office work. So we actually see potentially the number of endpoints going up. I think that we'll have some tailwinds there.

The big focus on efficiency, I think that there was a lot of talk about Elon Musk coming on and now Vivek Ramaswamy going to be leading that effort as part of a commission. I think because of that, we always tell that we saved our customers on the order of 15% to 35% in their telecom costs, and that is still a message that continues to resonate. I think that will also provide some tailwind for our business.

But as I said, during the election cycle, the immigration and the undocumented immigration was a huge point in the election. Because of that, I think CBP, Customs and Border Protection and the Immigrations and Customs Enforcement, those 2 agencies probably and probably others that are related to the Department of Homeland Security will continue to get a lion's share of the attention.

And so we feel that they're going to get additional scope of mission scope and additional funding to implement those and execute on those scope. So we feel this is all going to be good. But as I said, we're cautiously optimistic because we don't know what all of the other impacts are going to be.

Jason, is there anything else that you would like to add?

Jason Holloway
Executive VP & Chief Revenue Officer

Yes, I would. Barry, the one thing I would like to add is that we're very happy about the timing of MobileAnchor because as Jin noted, with the hybrid work component that exists now, actually, the timing couldn't be better because MobileAnchor has the ability to be put on those smart devices, which is going to help facilitate that hybrid work environment with the most secure multifactor authentication solution available today.

The other thing regarding your efficiencies question, there's definitely going to be able to be able to see some efficiencies recognized because as we've noted in the past, with MobileAnchor, the mobile device management container, which is the old way, which was very unsecure, is no longer going to be needed. Therefore, that could be a significant cost savings there due to the fact that MobileAnchor is actually installed on the device itself. Just wanted to add.

Jin H. Kang
President, CEO & Director

Yes, so when you say device, what Jason is saying is that they're going to be put on the smartphones that the customers already have and do away with the other form factor. So that would be a significant cost savings.

Operator

Our next question is coming from Scott Buck with H.C. Wainwright.

Scott Christian Buck
H.C. Wainwright & Co, LLC, Research Division

First, on FedRAMP authorization, is there a dialogue going back and forth? Or are you simply just waiting for the other side at this point?

Jin H. Kang
President, CEO & Director

Scott, you asked a good question. On the FedRAMP certification process, we are continuing to monitor the situation. We submitted our final package probably now about 6 weeks ago. And we have been monitoring the site that has our status. So our status moved from a FedRAMP ready in-process to FedRAMP in-process "finalization step", and so it has moved forward from the last time that we had our conference call. We see that as a positive development. We have not received any calls from the GSA, and as far as we know, we answered all of their questions and we had our final package submitted about 6 weeks ago.

Scott Christian Buck
H.C. Wainwright & Co, LLC, Research Division

Okay, perfect. Then the only other one for me. Just kind of curious, Jason, what you're seeing outside of federal government for opportunities? Or is that just taking a back seat given the federal government opportunities that you guys see in front of you?

Jason Holloway
Executive VP & Chief Revenue Officer

No, there's a lot, Scott, there's a lot of commercial opportunities that we're working on. There's not much that I can elaborate on at this point. But what I do want to say is that greater than 90% of the Device as a Service program that I discussed in our prepared remarks is all commercial clients. Very large commercial clients in very highly regulated industries, finance, healthcare, transportation. So now, that's a very big part of our pipeline.

Operator

At this time, this concludes our question-and-answer session. If you have any questions, please contact WidePoint's IR team at wyy@gateway-grp.com.

I'd now like to turn the call back over to Mr. Jin Kang for his closing remarks.

Jin H. Kang
President, CEO & Director

Great. Thank you, operator. We appreciate everyone taking the time to join us today. As the operator mentioned, if there were any questions we did not address today, please contact our IR team. You can find their full contact information at the bottom of today's earnings release. Thank you again, and have a great evening.

OperatorThank you, and thank you for joining us today for WidePoint's Third Quarter 2024 Conference Call. You may now disconnect.